EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ambac Assurance Corporation:

     We consent to the incorporation by reference in the registration statement (No. 333-18877) of ClassNotes, Inc. and Trans-World Insurance Company d/b/a Educaid (the "Registrant") and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), included in the Form 8-K of the Registrant dated December 19, 1997, of our report dated January 30, 1997 on the consolidated financial statements of Ambac Assurance Corporation (formerly AMBAC Indemnity Corporation ) as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Ambac Financial Group, Inc. (formerly AMBAC Inc.) dated March 12, 1997 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.


/S/ KPMG Peat Marwick LLP


New York, New York
December 19, 1997